Exhibit 35.1

WORLD FINANCIAL NETWORK BANK

ANNUAL COMPLIANCE CERTIFICATE

 World Financial Network Bank (the “Servicer”) hereby certifies as of December 31, 2011 as follows:

 1.           The undersigned has reviewed, for the period beginning January 1, 2011 and ending December 31, 2011: (a) the activities of the Servicer as they related to the Second Amended and Restated Pooling and Servicing Agreement, dated as of August 1, 2001 (as amended and supplemented from time to time, the “Servicing Agreement”), among WFN Credit Company, LLC, the Servicer and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and as successor-in-interest to BNY Midwest Trust Company), and (b) the Servicer’s performance under the Servicing Agreement.  Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

 2.           To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2011 and ending December 31, 2011.

 This report is delivered pursuant to Item 1123 of Regulation AB.

WORLD FINANCIAL NETWORK BANK

By:	/s/ Daniel T. Groomes
Name:	Daniel T. Groomes
Title:	President